Exhibit 10.21

BRAINTREE, INC.

RESTRICTED STOCK UNIT AGREEMENT — INCORPORATED TERMS AND CONDITIONS

1. Grant Under Plan. This RSU is granted pursuant to and is governed by the Company’s 2011 Equity Incentive Plan as may be amended from time to time (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed to be amended so as to carry out the purpose and intent of the Plan. By the Participant’s acceptance of this Agreement, the Participant agrees to be bound by all of the terms of this Agreement and the Plan.

2. Grant as RSU. The Participant is hereby granted an Award of RSUs, effective as of the award date set forth on the cover page attached hereto, subject to the terms and conditions set forth herein (collectively with the cover page, the “Agreement”). Each RSU represents the right to receive one share of the Company’s Common Stock upon the satisfaction of the terms and conditions set forth in this Agreement and the Plan.

3. Vesting of RSUs. If the Participant has continued to provide services in a Business Relationship through the dates listed on the vesting schedule set forth on the cover page hereof, the RSU will automatically vest as provided on the cover page hereto. Each date on which a portion of the Award vests shall be referred to herein as a “Vesting Date.” Notwithstanding the foregoing, the committee that succeeds to the authority of the Board (the “Committee”) may, in its discretion, after the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), accelerate the date that any installment of this Award vests. Upon the termination of the Participant’s Business Relationship by the Company without Cause or resignation by the Participant for Good Reason, in either case after the consummation of the Merger, all RSUs held by the Participant which are not vested as of the date of such termination shall immediately become fully vested effective immediately prior to such termination.

4. Definitions. The following definitions shall apply:

“Business Relationship” means service to the Company or a Related Company in the capacity of an employee, officer, director or consultant.

“Cause” means (i) the Participant’s commission of (i) an act of fraud, theft, embezzlement, misappropriation or breach of fiduciary duty against or involving the Company or any of its affiliates or (B) any other crime having a material and adverse effect on the Company or any of its affiliates; (ii) material and unauthorized use or disclosure by the Participant of the proprietary information or trade secrets of the Company or its affiliates; (iii) the Participant’s willful failure or refusal to perform his material job duties and responsibilities (other than refusal or failure resulting from the Participant’s complete incapacity due to physical or mental illness or impairment); (iv) any material breach of any written agreement between the Participant and the Company or any of its affiliates; (v) the Participant’s willful failure or refusal to comply with a material written policy or rule of the Company or any of its affiliates; (vi) the Participant’s willful failure or refusal to cooperate with a government or internal investigation of the Company or any of its affiliates, including its directors, officers or employees, if the Participant’s cooperation has been requested by the Company or any of its affiliates; or (vii) the Participant’s commission of, or plea of nolo contendere to, any felony under the laws of the United States or any equivalent state or any foreign laws, and which, in the case of clauses (iii), (iv), (v) and (vi), if curable, continues for a period of 30 days after written notification of the same from the Company. For purposes of this Agreement, Cause shall not include any act, or failure to act, by the Participant that is based upon (x) instructions of the Board of Directors of eBay Inc., the chief executive officer of eBay Inc., or a senior executive of eBay Inc. or Paypal, Inc. (other than the Participant) or (y) the advice of counsel for eBay Inc. or any of its affiliates. The determinations hereunder shall be made by the chief human resources officer or general counsel of eBay Inc. or the Committee, in each case, whose determination shall be conclusive and binding.

“Good Reason” means the occurrence of any of the following without the written consent of the Participant: (i) a reduction in the Participant’s rate of annual base salary; (ii) a material reduction in the Participant’s annual target bonus opportunity; or (iii) a change in the Participant’s principal location of work that is in excess of thirty-five (35) miles from the Participant’s principal location of work as of the date of this Agreement. Notwithstanding the foregoing, a termination of the Participant’s Business Relationship for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company of his intent to terminate the Business Relationship within ninety (90) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

5. Termination of Business Relationship.

(a) Termination Other Than Without Cause or for Good Reason. If the Participant’s Business Relationship with the Company or a Related Company ceases or is otherwise terminated for any reason other than (i) a termination by the Company or a Related Company without Cause or (ii) a resignation by the Participant for Good Reason, any portion of the Award that has not become vested on or prior to the date of such cessation shall thereupon be forfeited and terminated. If the Participant’s Business Relationship with the Company or a Related Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all of the Participant’s rights under any Award shall likewise be suspended during the period of investigation.

(b) Status of Business Relationship. Any determination under this Agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Committee. For purposes hereof, with respect to employees of the Company or a Related Company, the extent to which employment shall be considered as having continued or terminated during any leave of absence shall be determined pursuant to the Company’s or its successor’s leave of absence policy. For purposes hereof, a termination of employment followed by another Business Relationship (for example, post-employment consulting service) shall be deemed a termination of the Business Relationship with all vesting to cease unless (i) the Company or a Related Company enters into a written agreement related to such other Business Relationship in which it is specifically stated that there is no termination of the Business Relationship under this Agreement or (ii) otherwise provided by the Committee. This Award shall not be affected by any change of employment within or among the Company and its Related Companies so long as the Participant continuously remains an employee of the Company or any Related Company.

6. Securities Laws Restrictions on Resale. Until registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), Award Shares will be of an illiquid nature and will be deemed to be “restricted securities” for purposes of the Securities Act. Accordingly, such shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom and may need to be held indefinitely. Unless the Award Shares have been registered under the Securities Act, each certificate evidencing any of the Award Shares shall bear a restrictive legend specified by the Company.

7. Distribution of the Award. As soon as reasonably practicable following each Vesting Date (and in no event later than 2-1/2 months following each such Vesting Date), the Company will release the portion of the Award that has become vested as of such Vesting Date in the form of shares of the Company’s Common Stock. Prior to each Vesting Date, the Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the portion of the Award that vests as of such Vesting Date. If the Participant does not do so, Participant authorizes the Company, at the Company’s discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy such tax obligations by one or a combination of the following:

(a) withholding a net number of otherwise issuable vested Award Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company based on the applicable minimum statutory withholding amounts or other applicable withholding rates; and/or

(b) withholding from Participant’s wages or other cash compensation paid to Participant by the Company; and/or

(c) requiring Participant to make a payment in cash (or cash equivalent) to the Company.

No fractional Award Shares will be withheld to cover the tax obligations of the Participant. If the Participant’s tax obligations are satisfied by withholding Award Shares as described in (b) above, for tax purposes Participant will be deemed to have been issued the full number of Award Shares subject to the vested RSUs, notwithstanding that a number of Award Shares are held back for the purpose of satisfying the Participant’s tax obligations. The Company may refuse to issue or deliver the Award Shares if the Participant fails to comply with the Participant’s obligations in connection with the Participant’s tax obligations.

8. Award Not Transferable. The Award will not be assignable or transferable by the Participant, except by will or the laws of descent and distribution.

9. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of this Award imposes any obligation on the Company to continue the Participant in employment or other Business Relationship.

10. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this Agreement or its termination shall be settled by arbitration by a single arbitrator in the State of Illinois, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

11. Provision of Documentation to the Participant. By signing this Agreement the Participant acknowledges receipt of a copy of this Agreement and a copy of the Plan.

12. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by mail, if to the Participant, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. Subject to Section 1 above, this Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c) Fractional Shares. If the shares under this Award become issuable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down to the nearest whole share.

(d) Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this Award. No adjustments need be made for dividends paid in cash or in property other than securities of the Company. If there shall be any change in the

Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Participant in exchange for, or by virtue of his or her ownership of, Award Shares, except as otherwise determined by the Board or, after the consummation of the Merger, the Committee. Upon the consummation of the Merger, the RSUs shall be treated in the manner set forth in the Merger Agreement.

(e) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

(h) Section 409A of the Code. Notwithstanding any other provision of this Agreement, in the event that the provisions of this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), the provisions of this Agreement shall comply with, and shall be interpreted in a manner consistent with, Section 409A. If any payment cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of the Participant’s Business Relationship under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision to the contrary herein or in the Plan, if on the date of termination of the Participant’s Business Relationship the Participant is a “specified employee” (within the meaning of Section 409A) as determined by the Company, then all payments payable to the Participant under this Agreement that are deferred compensation subject to the requirements of Section 409A shall be postponed for a period of six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto) (the “Postponed Amounts”). The Postponed Amounts shall be paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto). If the Participant dies during the postponement period, the postponed amounts shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the Participant’s death.

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